Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | June 9, 2020 Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 3 years The S&P 500® Index (Bloomberg ticker:'SPX<Index>'), the Dow Jones Industrial Average (Bloomberg ticker: 'INDU <Index>') and the Nasdaq-100 Index (Bloomberg ticker: 'NDX <Index>') For each Reference Asset, 60.00% of its Initial Value Hypothetical Payment at Maturity Barrier Value: Selected Structure Definitions Automatic Call: If, on any Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Initial Underlier Value, the notes will be automatically redeemed for a cash payment per $1,000 principal amount note equal to the applicable Redemption Premium payable on the Redemption Settlement Date. No further amounts will be payable on the notes after the Redemption Settlement Date. Redemption Settlement The fifth business day following the Observation Date on which an Automatic Call occurs Date: Redemption Premium: With respect to each Observation Date, an amount calculated as follows: Observation Date Observation Date Redemption Premium Assuming an Automatic Call has not occurred Redemption Premium at least 6.75% at least 13.50% at least 20.25% Fourth Fifth Final First Second Third at least 27.00% at least 33.75% at least 40.50% CUSIP / ISIN: 06747PZD4 / US06747PZD40 Initial Value: The Closing Value of the Reference Assets on the Initial Valuation Date For every $1,000 principal amount note, an amount equal to $1,000 plus the Redemption Premium applicable to the Observation Date on which an Automatic Call occurs. Redemption Price: Final Value: The Closing Value of the Reference Assets on the Final Valuation Date June 30, 2020 July 6, 2020 June 27, 2023 June 30, 2023 Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Payment at Maturity: If the notes are not redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, $1,000 per $1,000 principal amount note The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset) creditworthiness of the Issuer and the exercise of any U.K. Bail in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated June 16, 2020 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment a s described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. AutoCallable Notes

Fact Sheet | June 9, 2020 Summary Characteristics of the Notes Summary Risk Considerations  Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 0.80% of the principal amount of the notes, or up to $8.00 per$1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any payment upon an Automatic Call or at maturity, under the terms of the notes. U.K. Bail In Power—Each holder of notes acknowledges, accepts, agrees to be  the Initial Valuation Date is expected to be between $921.20 and $951.20 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential Return Is Limited—You will receive a positive return only if an bound by, and consents to the exercise of, any U.K. Bail in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Assets is not  Automatic Call occurs. Any positive return on the notes will be limited to the Redemption Premium applicable to the relevant Observation Date. Potential Early Exit—If the notes are redeemed, you will not receive any   additional payments on the notes, and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. Accordingly, the term of the Notes may be as short as approximately one year. an indication of the future performance of the Reference Assets over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with  the notes, including acting as calculation agent and as a market maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may  be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain.  You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747P.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. AutoCallable Notes